UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form CB

Amendment No. 2

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)	☐

Sadia S.A.

(Name of Subject Company)

Not Applicable

(Translation of Subject Company’s Name into English (if applicable))

Federative Republic of Brazil

(Jurisdiction of Subject Company’s Incorporation or Organization)

Perdigão S.A.

(Name of Person(s) Furnishing Form)

Common Shares

(Title of Class of Subject Securities)

Not Applicable

(CUSIP Number of Class of Securities)

José Luis Magalhães Salazar

Chief Financial Officer

Rua Fortunato Ferraz, 659

Vila Anastacio, São Paulo, SP

05093-901 Brazil

(55 11) 2113-3555

(Name, Address (including zip code) and Telephone Number (including area code) of

Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

Not Applicable

(Date Tender Offer Commenced)

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1.  Home Jurisdiction Documents

(a)                    The following document is attached hereto as an exhibit to this form:

Exhibit Number	Description

1.*	Material Fact Notice (fato relevante) disseminated in Brazil by Perdigão S.A. and Sadia S.A. on May 19, 2009

4.	Material Fact Notice (fato relevante) dated June 3, 2009, disseminated in Brazil by Perdigão S.A. and Sadia S.A. on June 4, 2009

*          Previously furnished as exhibit to Form CB filed with the Securities and Exchange Commission on May 20, 2009.

(b)                   Not applicable.

Item 2.  Informational Legends

Included in document attached hereto as Exhibit 1.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1)       The following document is attached hereto as an exhibit to this form:

Exhibit Number	Description

2.*	Investor presentation made available to investors in Brazil by Perdigão S.A. and Sadia S.A. on May 19, 2009

3.**	Transcript of conference call held in Brazil by Perdigão S.A. and Sadia S.A. on May 19, 2009

*          Previously furnished as exhibit to Form CB filed with the Securities and Exchange Commission on May 20, 2009.

**       Previously furnished as exhibit to Form CB filed with the Securities and Exchange Commission on May 22, 2009.

(2)       Not Applicable.

(3)       Not Applicable.

PART III - CONSENT TO SERVICE OF PROCESS

(1)       Form F-X filed on May 20, 2009 with the Securities and Exchange Commission on the date hereof.

(2)       Not Applicable.

PART VI - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Perdigão S.A.

/s/ Leopoldo Viriato Saboya
Name:	Leopoldo Viriato Saboya
Title:	Chief Financial Officer

June 5, 2009